Exhibit 99.2

Hercules Technology Growth Capital Announces Quarterly Dividend of $0.24 per Share; Its Twenty-Eighth Consecutive Quarterly Dividend Distribution

  Twenty-Eighth Consecutive Quarterly Dividend Bringing Cumulative Distributions to $7.40 per Share since IPO in June 2005

PALO ALTO, Calif.--(BUSINESS WIRE)--August 2, 2012--Hercules Technology Growth Capital, Inc. (NYSE:HTGC), the leading specialty finance company focused on providing senior secured loans to entrepreneurial venture capital and private equity-backed companies in technology-related markets at all stages of development, including technology, biotechnology, life science, healthcare services and clean-tech industries, today announced that its Board of Directors has declared a second quarter cash dividend of $0.24 per share, that will be payable on August 24, 2012, to shareholders of record as of August 17, 2012.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital (NYSE: HTGC), is a leading specialty finance firm providing customized loans to public and private technology-related companies at all stages of development including technology, biotechnology, life science, healthcare services and clean-tech industries. Since inception, Hercules has committed more than $2.9 billion to over 211 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing to accelerate business growth and reach the next critical milestone. Hercules common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “HTGC.”

In addition, the Company's 7.00% Senior Notes due 2019 trade on the NYSE under the symbol "HTGZ.”

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com